EXHIBIT 10.1
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                            ASSET PURCHASE AGREEMENT
                            ------------------------

BETWEEN:    Western Power & Equipment Corp.,
            an Oregon corporation                                    ("Western")

AND:        Yukon Equipment, Inc.
            an Alaska corporation                                      ("Buyer")

DATE:       May 17, 2007


                                    RECITALS
                                    --------

A. Western is the owner and operator of construction equipment sales, service, and leasing operations in Anchorage and Fairbanks, Alaska (the "Retail Operations"); and

B. Buyer desires to purchase from Western certain of the assets relating to the Retail Operations, and Western is willing to sell such assets to Buyer all under the terms and conditions below.

                                    AGREEMENT
                                    ---------

ARTICLE 1.  DEFINITIONS

         SECTION 1.01 "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

         SECTION 1.02 "Knowledge" with respect to Western shall mean the best knowledge of Dean McLain, President and Bob Harbin, Vice President of Sales.

         SECTION 1.03 "Lien" shall mean any mortgage, pledge, security interest, lease, lien or other encumbrance of any kind, including without limitation any conditional sale contract, title retention contract or similar arrangement.


ARTICLE 2.  PURCHASE AND SALE

         SECTION 2.01 PURCHASE AND SALE OF ASSETS. Buyer purchases from Western, and Western sells to Buyer, all of the right, title and interest of Western in the following assets and rights associated with the Retail Operations (the "Purchased Assets"), which Purchased Assets are more particularly described below:
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         (a)  Equipment. All items of equipment and attachments set forth on
              EXHIBIT A ("Equipment").

         (b)  Parts. All parts set forth on EXHIBIT B ("Parts").

         (c) Furniture & Fixtures. All furniture and fixtures set forth on EXHIBIT C ("F&F").

         (d) Shop Tools. Shop equipment, service tools, parts and service manuals and literature set forth on EXHIBIT D ("Shop Tools").

         (e)  Vehicles. All vehicles set forth on EXHIBIT E ("Vehicles").

         (f) Office and Shop Supplies. All office and shop supplies EXCEPT items imprinted with Western's logo (such as letterhead, order forms, and similar items).

         (g)  Signage. All existing signage at the Retail Operations
              ("Signage").

         (h) Computer Equipment. All computer equipment set forth on EXHIBIT F ("Computers").

         (i) Service and Parts Manuals. All service and parts manuals and literature currently at the Retail Operations.

         (j) Leasehold Improvements. All leasehold improvements currently at the Retail Operations.

         (k) Service Work-in-Process. All service work-in-process as of the date of closing.

         (l) Assumed Business Name. All rights to the dba/tradename of Yukon Equipment.

         SECTION 2.02 EXCLUDED ASSETS. The assets of Western being sold, transferred, assigned, and delivered to Buyer shall include only those Purchased Assets described in Section 2.01. Such Purchased Assets shall not, however, include any of the following assets or properties of Western:

         (a) Cash and cash equivalents on hand or in banks as of the closing date;

         (b)  All accounts receivable as of the closing date;

         (c) All certificates of deposit and other forms of security or bid deposits held by third-parties;
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         (d)  Prepaid taxes, insurance, and other expenses and credits, refunds and receivables of such items.

         (e)  Any other assets not specifically described in Section 2.01.

For purposes of this Agreement, all of the property, assets, and rights retained by Western under this Section 2.02 are collectively referred to as the "Excluded Assets."

         SECTION 2.03 PURCHASE PRICE.

         (a) The purchase price for the Purchased Assets ("Purchase Price") is as follows:

              (1) Equipment. The purchase price for the Equipment, as set forth on EXHIBIT A attached hereto, is a total of $10,759,274.31; consisting of $7,387,320.38 for new equipment, $249,953.31 for used equipment, and $3,122,000.62 for rental equipment. Terms are cash, debt assumption as set forth on EXHIBIT A-1, and/or dealer transfer as of the date of closing set forth above.

              (2) Parts. The purchase price for the Parts, as set forth on EXHIBIT B attached hereto, is $647,295.10. Terms are cash and/or dealer transfer as of the date of closing set forth above.

              (3) Furniture & Fixtures. The purchase price for the Furniture & Fixtures, as set forth on EXHIBIT C attached hereto, shall be $52,409.25. Terms are cash at closing.

              (4) Shop Tools. The purchase price for the Shop Tools, as set forth on EXHIBIT D attached hereto, shall be $81,881.08. Terms are cash at closing.

              (5) Vehicles. The purchase price for the Vehicles, as set forth on EXHIBIT E attached hereto, shall be $80,000.00. Terms are cash at closing.

              (6) Office and Shop Supplies. The purchase price for the Office and Shop Supplies, as set forth above, shall be $3,000.00 payable in cash at closing.

              (7) Signage. The purchase price for the Signage, as set forth above, shall be $5,000.00 payable in cash at closing.

              (8) Computers. The purchase price for the Computers, as set forth on EXHIBIT F attached hereto, shall be $11,315,25 payable in cash at closing.

              (9) Service and Parts Manuals. The purchase price for the Service and Parts Manuals, as set forth above, shall be $5,000.00 payable in cash at closing.

              (10) Leasehold Improvements. The purchase price for the Leasehold
                   Improvements, as set forth above, shall be $-0- payable in cash at closing.

              (11) Service Work-In-Process. The purchase price for the Service
                   Work-In-Process, as set forth above, shall be $32,764.70 payable in cash at closing. Except as otherwise provided in section 7.02, Buyer will assume all of Western's future liabilities and obligations to perform machine warranty work for a prepaid fee of $30,000 which fee to be credited against the purchase price at closing.

              (12) Prepaid Items. All prepaids expenses, taxes, purchases, and deposits shall be prorated between Buyer and Western as of the date of close. At closing, Buyer shall reimburse Western for that portion of such prepaid items that are properly allocated to the Retail Operations after the date of closing.

         (b) The Purchase Price for all assets specified above is payable in full in cash at closing and/or dealer transfer at closing as set forth above. In the event that Case Corp. does not authorize any dealer transfer set forth above, in whole or in part, Buyer shall remit such amount to Western in cash within 5 days of Western's request to Buyer.

         SECTION 2.04 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in the manner set forth in Sections 2.03 and 2.05.

         SECTION 2.05 GOODWILL. In addition to the above Purchase Price, Buyer shall pay for all of Western's goodwill and going concern value for the Retail Operations. The Goodwill value for the Retail Operations is agreed to be $500,000 payable in accordance with the terms of a Promissory Note in the form attached as EXHIBIT G. However, Buyer is not purchasing and will not obtain any right to use Western's tradenames or trademarks.


ARTICLE 3.  DELIVERIES

         SECTION 3.01 DELIVERIES BY WESTERN. Western has delivered to Buyer the following:

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         (a)  An executed and acknowledged bill of sale form and substance as necessary to transfer to Buyer all of Western's right, title, and interest in and to the Purchased Assets; and

         (b) The other documents, instruments, and writings required to be delivered by Western pursuant to this Agreement or otherwise required in connection herewith.

         SECTION 3.02 DELIVERIES BY BUYER. Buyer has delivered to Western the following:

         (a) The amount of the Purchase Price and any other amounts due under this Agreement;

         (b)  Fully executed Promissory Note for Goodwill;

         (c) Duly executed and effective assumptions of lease for both the Anchorage, AK facility and the Fairbanks, AK facility; and

         (d) Any other documents, instruments and writings required to be delivered by Buyer pursuant to this Agreement or otherwise required in connection herewith.


ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF WESTERN. Western represents and warrants to Buyer as set forth below:

         SECTION 4.01 ORGANIZATION AND QUALIFICATION. Western is a corporation validly existing and in good standing under the laws of the State of Oregon and is duly qualified to conduct business in the State of Alaska.

         SECTION 4.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Western has the requisite corporate power to execute and deliver this Agreement and the related agreements contemplated hereby to which it is a party and to consummate the transactions contemplated thereby. This Agreement and the related agreements contemplated hereby to which Western is a party have been duly executed and delivered by Western and constitute legal, valid, and binding obligations of Western and are enforceable against Western in accordance with their terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         SECTION 4.03 OWNERSHIP OF PURCHASED ASSETS. Western has title to the tangible and intangible personal property included in the Purchased Assets sufficient for the conduct of the Retail Operations as currently conducted by Western.

         SECTION 4.04 ACCURACY OF INFORMATION. To the Knowledge of Western, all information contained in this Agreement and all exhibit to this Agreement, including descriptions of the

Purchased Assets, price information, and information on the schedules to such exhibits and to the Agreement, is true and correct.

         SECTION 4.05 USE OF COMPUTER SYSTEM AND SOFTWARE. In connection with Buyer's purchase of the Retail Operations, Buyer has requested that after the close of such purchase the Buyer be allowed to continue to use Western's computer system and software until such time as Buyer has its own system and software operational. Western agrees to allow such access and provide ongoing support of Buyer's use of Western's system under the following terms and conditions:

         (a) Buyer shall pay Western $2,500 per month (or such other sum as may be agreed between Buyer and Western in writing) for access to and use of Western's computer system and software. Such amount shall be paid by the first of each month for each month that Buyer uses Western's system. The first and last months' fees shall be prorated for the actual portion of the month Buyer had access to Western's system.

         (b) All third-party charges for use of the system and software including, without limitation, database creation and maintenance fees, programming and software changes, set-up, data input, file conversion, and similar fees and expenses incurred by Western shall be reimbursed by Buyer to Western upon Western's request.

         (c) Western shall not be held responsible or liable for system or software problems or errors.

         (d) Buyer will be solely responsible for acquiring and setting up a new system for Buyer's use and to pay all fees and expenses related thereto including, but not limited to, set-up, date input, file conversion, database creation and transfer, user access, and maintenance.

         (e) Western shall provide routine ongoing support of Western's system and Buyer's use of such system. Western will not provide training or other non-routine support.

         (f) Buyer acknowledges receipt of the outline of issues to be considered in using Western's systems and in establishing Buyer's own system attached as EXHIBIT 4.05.

         (g) Buyer agrees to reimburse Western for all regular dataline access fees for the Retail Operations while Buyer is using Western's system. These fees vary somewhat but are approximately $780 per month for Anchorage and $830 per month for Fairbanks.


ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Western as set forth below.

         SECTION 5.01 ORGANIZATION AND QUALIFICATION. Buyer is a corporation validly existing and in good standing under the laws of the State of Alaska.

         SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power to execute and deliver this Agreement and the related agreements contemplated hereby to which it is a party and to consummate the transactions contemplated thereby. This Agreement and the related agreements contemplated hereby to which Buyer is a party have been duly executed and delivered by Buyer and constitute legal, valid, and binding obligations of Buyer and are enforceable against Buyer in accordance with their terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         SECTION 5.03 FINANCING. Buyer has sufficient funds or committed lines of credit to consummate the transactions contemplated by this Agreement.

         SECTION 5.04 INSPECTION OF PURCHASED ASSETS. Buyer has inspected to its complete satisfaction the physical condition of the Purchased Assets.

         SECTION 5.05 BANKRUPTCY. Buyer is not, and has not within the past six years been, the subject of a bankruptcy or insolvency proceeding, nor is Buyer subject to any Lien that might adversely affect Buyer's ability to perform its obligations as contemplated by this Agreement.

         SECTION 5.06 TAXES AND FEES. Buyer shall be responsible for and pay all taxes and fees applicable to this transaction including, but not limited to, sales taxes, use taxes, transfer taxes/fees, and registration fees.

         SECTION 5.07 EMPLOYER IDENTIFICATION NUMBER. Buyer's federal employer identification number is 20-8865620.

         SECTION 5.08 ASSUMPTION OF LEASES. Buyer will take all actions required to assume all real property and personal property leases for the Retail Operations.

         SECTION 5.09 REPLACEMENT OF SECURITY DEPOSITS. Buyer will take all actions required to replace all existing prepayments, security deposits, and bid deposits held by customers and vendors ("Deposits") and refund all Deposits to Western at closing. Deposits are listed on attached as EXHIBIT H.


ARTICLE 6.  ADDITIONAL COVENANTS OF THE PARTIES

         SECTION 6.01 FURTHER ASSURANCES. Each party will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to carry out all of its respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Purchased Assets and the assumption of the real property leases pursuant to this Agreement. Each party shall, and shall cause its Affiliates to, execute, acknowledge, and deliver all such further conveyances, notices, assumptions, releases, and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to Buyer and their successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers, and privileges intended to be conveyed to Buyer pursuant to this Agreement and more fully to assure to Western and its Affiliates and their successors and assigns the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to this Agreement, respectively.

         SECTION 6.02 ASSIGNMENT OF CONTRACTS. Buyer agrees to assume all liabilities for the leases specified on attached EXHIBIT 6.02. To the extent any lease, contract, right, or commitment included in the Purchased Assets is not capable of being assigned, transferred, subleased, or sublicensed without the consent or waiver of the issuer thereof, the other party thereto, or any third party (including a government or governmental unit), or if such assignment, transfer, sublease, or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation, or other governmental edict, this Agreement shall not constitute an assignment, transfer, sublease, or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense of any such lease, contract, right, or commitment. Anything in this Agreement to the contrary notwithstanding, Western is not obligated to transfer to Buyer any of its rights and obligations in and to any such contract, lease, right, or commitment without first having obtained all necessary consents and waivers.

         SECTION 6.03 PRESERVATION OF RECORDS. Except for tax records, Buyer shall preserve and keep (or cause to be preserved and kept) the books and records conveyed pursuant to this Agreement, and Western shall preserve and keep (or cause to be preserved and kept) such books and records as it or any of its Affiliates shall retain with respect to the Purchased Assets, for a period of three years after the date of this Agreement, and Buyer and Western shall each grant to the other reasonable access to such books and records retained by them during such period. In the event either Buyer or Western wishes to destroy such records after such period, it shall first give written notice to the other party and the other party shall have the right at its option, upon prior written notice given to the party providing the initial notice, to take possession of said records as promptly as practicable, but in any event within 180 days after the date of its notice requesting the same.

         SECTION 6.04 RISK OF LOSS. Buyer assumes all risk of loss from all causes with respect to the Purchased Assets from and after the date of this Agreement.

         SECTION 6.05 CERTAIN PERSONNEL MATTERS.

         (a) Compensation of and any bonuses for all employees hired by Buyer for all periods of employment subsequent to the date of this Agreement shall be borne and paid for by Buyer. All vacation, sick day, commissions, and holiday pay of all employees of the Retail Operations that have accrued or were earned prior to the date of this Agreement shall be the sole responsibility of Western and shall be paid in full prior to the date of this Agreement or accrued on the books of Western and remitted to the employee at the time of such payments are due to the employees. Buyer shall be responsible for all vacation, sick day, commissions, and holiday pay of all employees of the Retail Operations that accrue or are earned after the date of closing.

         (b) Western shall be solely liable and responsible for obligations under any and all deferred compensation, pension, profit sharing, retirement, group insurance, or other employee benefit or welfare plans, written or oral, relating to employees of the Retail Operations, whether or not constituting an "employee benefit plan" under the Employee Retirement Income Security Act of 1974, as amended, that have accrued through and including the date of this Agreement. Buyer shall be solely liable and responsible for such obligations from the date of this Agreement.

         SECTION 6.06 BUSINESS CUTOFF. Commencing as of the day following the date of this Agreement (i) all sales of new, used, and allied machinery and attachments, parts and service shall be deemed to have been conducted for the account of Buyer and (ii) all obligations for the following shall be deemed to have been for the account of Buyer: sales commissions, travel, and entertainment expenses, purchases of parts, machinery, and attachments and shop and office supplies, shipping costs and costs of outside labor and materials incurred in connection with the Retail Operations.

         SECTION 6.07. CONSENT OF CASE CREDIT CORPORATION AND CASE CORPORATION. Buyer acknowledges that Western's agreements with Case Credit Corporation and Case Corporation ("Case") require that Western obtain the consent of Case to the sale transaction described in this agreement, and that such consent is the responsibility of Buyer.

         SECTION 6.08. ALLOCATION OF ENVIRONMENTAL RESPONSIBILITY. The Buyer acknowledges that Western is conducting Phase One environmental surveys for the Retail Operations. Seller shall provide copies of the surveys upon their completion. Buyer agrees to assume the risk and liability for all environmental claims related to the Retail Operations occurring on and after the date of closing. Western shall be liable for all environmental claims related to the Retail Operations arising before the date of closing.


ARTICLE 7.  INDEMNIFICATION AND LIMITATIONS ON LIABILITY

         SECTION 7.01 DEFINITIONS. As used in this Article, the following terms shall have the meanings set forth below:

         (a) Losses. The term "Loss" or "Losses" shall mean any and all direct or indirect payments, assessments, liabilities, costs and expenses paid or incurred (whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including without limitation penalties, interest on any amount payable to an unaffiliated party as a result of the foregoing and, subject to
              Section 7.05 hereof, any legal or other expenses reasonably incurred in connection with investigating or defending any Third-Party Claims, whether or not resulting in any liability, and all amounts paid in respect of claims or actions in accordance with Section 7.05 hereof; provided, however, that Losses shall not include any loss of profit or anticipated profit and shall be net of any insurance proceeds received by an Indemnitee from a nonaffiliated insurance company on account of such Losses (after deducting any direct costs incurred in obtaining such proceeds); provided, further, however, that nothing in this Article shall require an Indemnitee to proceed against its insurance carrier.

         (b) Third-Party Claims. The term "Third-Party Claims" shall mean any claims, actions or rights asserted against an Indemnitee by a party that is not the Indemnitor and is not an Affiliate of the Indemnitee, including without limitation, claims by governmental authorities.

         (c) Indemnitee. The term "Indemnitee" shall mean any Person that may be entitled to seek indemnification pursuant to the provisions of
              Section 7.02 or Section 7.03 hereof.

         (d) Indemnitor. The term "Indemnitor" shall mean any Person that may be obligated to provide indemnification pursuant to Section 7.02 or Section 7.03 hereof.

         (e) Specified Officer. With respect to any particular matter, the term "Specified Officer," as applied to any corporation, shall mean the chairman, president, general counsel, any vice president, or secretary of such corporation, or the manager of any plant or other facility of such corporation, or any other employee or agent of such corporation (who may report, directly or indirectly, to such person) having responsibility for an operational or staff function who in the normal course of such officer's, manager's or other person's responsibility would reasonably be expected to have knowledge of such matter.

         (f) Notice Period--Third-Party Claims. The term "Notice Period," as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Article, shall mean the period ending the earlier of the following:

              (1) Three months after the time at which any Specified Officer of the Indemnitee (or the Indemnitee, if the Indemnitee is an individual) has received actual notice of such Third-Party Claim.

              (2) With respect to any Third-Party Claim that has become the subject of proceedings before any court or tribunal, such time as would allow the Indemnitor sufficient time to contest, on the assumption that there is an arguable defense to such Third-Party Claim, such proceeding prior to any judgment or decision thereon.

              (3) With respect to any Third-Party Claim that the Indemnitee proposes to pay or settle, such time as would provide the Indemnitor sufficient time prior to such payment or settlement to determine whether to contest such claim and assume the defense pursuant to
                   Section 7.05.

              (4) The time period under which a Claim Notice must be given as set forth in Section 7.06.

         (g) Claim Notice. The term "Claim Notice" shall have the meaning set forth in Section 7.04.

         SECTION 7.02 INDEMNITY BY WESTERN. Subject to Section 7.09, Western shall, to the fullest extent permitted by law, defend and hold harmless Buyer and their Affiliates, including the directors, officers, employees, agents and representatives of each of them (each of whom may be an Indemnitee pursuant to this section), from and against the following:

         (a) Breach. All Losses arising from the breach by Western in any material respect of any of its covenants or representations set forth in this Agreement.

         (b) Liabilities. All Losses relating to the ownership or operation of the Retail Operations prior to the date of this Agreement.

         SECTION 7.03 INDEMNITY BY BUYER. Buyer shall, to the fullest extent permitted by law, defend and hold harmless Western and its Affiliates, including the current and former directors, officers, employees, agents, and representatives of each of them (each of whom may be an Indemnitee pursuant to this section), from and against the following:

         (a) Liabilities. All Losses (other than Losses for which Western is obligated to indemnify Buyer pursuant to Section 7.02) relating to or arising from the ownership, operation, occupancy, construction, condition (including without limitation environmental conditions) or use of the Purchased Assets or the Real Property or operation of a dealership, to the extent such Losses relate to, arise from or are associated with any period after the date of this Agreement and whether arising from the negligence or gross negligence of Western or any of its Affiliates or otherwise.

         (b) Breach. All Losses arising from the breach by Buyer in any material respect of any of their covenants or representations set forth in this Agreement.

         SECTION 7.04 NOTIFICATION OF THIRD-PARTY CLAIMS. In no case shall any Indemnitor under this Agreement be liable with respect to any Third-Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor within the Notice Period a notice ("Claim Notice") describing in reasonable detail the facts giving rise to such Third-Party Claim and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this Article.

         SECTION 7.05 DEFENSE OF CLAIMS. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, the Indemnitor may assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor only if such counsel is retained pursuant to the second succeeding sentence or if the employment of such counsel has been specifically authorized by the Indemnitor. The Indemnitor may conduct such defense in the name of or on behalf of the Indemnitee or Indemnitor and shall have full authority and control with respect thereto, including the settlement thereof. If the Indemnitor does not notify the Indemnitee within 60 days after receipt of the Claim Notice that it elects to undertake the defense thereof, the Indemnitee shall have the right to defend at the expense of the Indemnitor the claim with counsel of its choosing, subject to the right of the Indemnitor to assume the defense of any claim at any time prior to settlement or final determination thereof. In such event, the Indemnitee shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment, within 30 days after receipt of such notice. Failure to reject such settlement within such 30-day period shall be deemed an acceptance of such settlement. In the event the Indemnitor rejects such settlement, the Indemnitee shall have the right to settle the claim over the objection of the Indemnitor, unless the Indemnitor assumes the defense from the Indemnitee upon rejecting the settlement.

         SECTION 7.06 NOTICE OF OTHER CLAIMS. In the event any Indemnitee should have a claim against any Indemnitor under or in connection with this Agreement that does not involve a Third-Party Claim, the Indemnitee shall notify the Indemnitor of such claim, specifying the nature of and specific basis for such claim and the amount of such claim, with reasonable promptness, but in no event later than when notice thereof is required to be made pursuant to this Article. The Indemnitor shall remit payment for the amount of such claim upon receipt of an invoice therefor, or in the event of a dispute, the Indemnitee and the Indemnitor shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

         SECTION 7.07 ACCESS AND COOPERATION. Western and Buyer shall each cooperate fully with the other as to all claims made under this Agreement, shall make available to the other as reasonably requested all information, records and documents relating to all such claims and shall preserve all such information, records and documents until the termination of any such claim. Western and Buyer also shall each make available to the other, as reasonably requested and subject to availability, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such claim.

         SECTION 7.08 NO INSURANCE. The indemnifications provided for in this Article shall not be construed as a form of insurance and shall be binding upon and inure to the benefit of Western and Buyer and their respective Affiliates, successors and permitted assigns. Western and Buyer hereby waive for themselves, their Affiliates, successors and permitted assigns, including without limitation any insurers, any rights to subrogation for Losses arising from claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if necessary, Western and Buyer shall obtain waiver of such subrogation from their respective insurers.

         SECTION 7.09 LIMITATIONS ON LIABILITIES.

         (a)  Limitation on Liability.

              (1) Western's obligations for any claim relating to any Environmental Law, Hazardous Materials, or other environmental matter shall arise only under Section 7.02(b).

              (2) Western shall have no liability for any Indemnifiable Loss, and Buyer shall have no liability for any claim for indemnification under Section 7.03, unless a Claim Notice or other notice has been delivered to the other as required by
                   Section 7.04 or Section 7.06. In addition, and anything herein to the contrary notwithstanding, Western shall have no liability for any Indemnifiable Loss, and Buyer shall have no liability for any claim for indemnification under Section 7.03, for any breaches of covenants hereunder, unless a Claim Notice or other notice has been delivered to the other within one year after performance of the covenant giving rise to such Indemnifiable Loss or claim for indemnification, as the case may be, is required under this Agreement. In addition, and anything herein to the contrary notwithstanding, Western shall have no liability for any Indemnifiable Loss for any breaches of representations hereunder unless a Claim Notice or other notice has been delivered to it within the period that the representation giving rise to such Indemnifiable Loss survives as set forth in Article 8.

         (b) No Incidental or Consequential Damages. Neither Buyer nor Western shall be entitled to recover from the other for any Losses any amount in excess of the actual damages suffered by such party. Buyer and Western each waive any right to recover punitive, special, exemplary, incidental and consequential damages.

         (c) Maximum Liability. Neither Western nor any of its Affiliates shall be liable for aggregate Losses (i) in excess of the Purchase Price, or (ii) for any Losses pertaining to the Real Property in excess of the purchase price thereof.

         (d) Exclusive Remedy. Western and Buyer each hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement or other claims pursuant to or in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this Article.

         (e) No Rescission. No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Western, as the case may be, after the consummation of the purchase and sale contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

         (f) Mitigation. Buyer and Western shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.


ARTICLE 8. SURVIVAL. The representations and warranties of Western set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive for a period of one year following the date of this Agreement.


ARTICLE 9. BROKERS. Each of the Buyer and Western represent to the other that, neither of the Buyer nor Western has, directly or indirectly, employed any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.


ARTICLE 10. EXPENSES. Except as otherwise specifically provided herein, each party will bear all legal and other costs and expenses incurred by it.


ARTICLE 11. NOTICES; MISCELLANEOUS

         SECTION 11.01 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

         To Western, as follows:                     To Buyer, as follows:

         Western Power & Equipment Corp.             Yukon Equipment, Inc.
         6407-B N.E. 117th Avenue                    2020 E. Third Avenue
         Vancouver, WA  98662                        Anchorage, AK 99501
         Attn: President                             Attn:  President
         Facsimile: (360) 253-4830                   Facsimile: (907) 276-6795

         SECTION 11.02  MISCELLANEOUS.

         (a) Entire Agreement. This Agreement supersedes all prior agreements between the parties (written or oral) and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the Agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

         (b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska, without regard to the principles of conflicts of laws of such state. If any action is brought to enforce or interpret this agreement, such action shall be brought in a federal district court of Alaska or any Alaska state court.

         (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) Assignability. Neither Buyer nor Western may transfer, assign, or encumber any of its rights, duties, or obligations under this Agreement or any part hereof without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) No Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement shall entitle Western, Buyer, or their respective successors and assigns permitted hereby to any claim, cause of action, remedy, or right of any kind.

         (f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but this shall not affect the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         (g) Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy at law or in equity.

         (h) Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all the parties, and this Agreement shall be binding upon all the parties with the same force and effect as if all the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

         (i) Closing. Closing shall occur at the Retail Operations' Anchorage facility on or before May 4, 2007 or at such other time and place as the parties may mutually agree to; but in no event shall closing occur later than May 31, 2007.

         Western Power & Equipment Corp.,        Yukon Equipment, Inc.,
         an Oregon corporation                   an Alaska corporation

         By: ___________________________         By: ___________________________
             R.J. Harbin                             Morry Hollowell
             Vice President of Sales                 President